Exhibit 99.1
1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499
For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2005 RESULTS
Fourth Quarter Highlights:
•	Sales increase 13.1% to $84 million.

•	Long-term bank debt eliminated

•	Company expects FY 2006 diluted earnings per common share to range between $1.05 and $1.15

•	For FY 2005, sales increased 11.5%, operating income increased 18.8%

•	Company authorizes stock repurchase program
September 21, 2005 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.7 million or $0.23 diluted earnings per common share for the FY 2005 fourth quarter compared to $3.1 million or $0.26 diluted earnings per common share in the prior year quarter. For the full fiscal year ended July 31, 2005, the Company reported net income of $11.2 million or $0.95 diluted earnings per common share, compared with net income of $12.8 million or $1.11 diluted earnings per common share in the prior year. Net income for FY 2004 includes a positive income tax adjustment of $3.7 million to recognize the value of available U.S. net operating losses. Income before taxes was $18.2 million for the year ended July 31, 2005, an increase of $3.9 million (27%) over the prior year.
Net income in the current year quarter was negatively impacted by higher transportation costs, the cost of additional personnel required to manage and operate new business added over the last year, the investment being made to upgrade the sales organization, Sarbanes-Oxley compliance costs, increased travel costs and a slightly higher effective income tax rate. Net income was also negatively impacted by start-up operations in North Carolina and expansion of Florida operations where margins have been well below average margins for the Company during the early months of operations.
Sales increased 13.1% to $84 million in the FY 2005 fourth quarter compared to the prior year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S.

Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

dollar, sales increased 8.8%. Sales per day also increased 8.8% as both the current year and prior year quarters had the same number of business days.
Selling, general and administrative (“SG&A”) expenses increased 11.3% to $17.8 million in the FY 2005 fourth quarter compared to the prior year period. Approximately 24% of the year-over-year dollar increase is attributable to changes in the Canadian/U.S. exchange rate. Excluding the impact of exchange rate changes, SG&A increased 8.6%. As a percentage of sales, SG&A expenses were 21.1% in FY 2005 compared to 21.4% in the prior year. The increase in SG&A dollar costs is primarily attributable to the cost of additional personnel required to operate and manage new business added in the last year, the increase in personnel and associated costs totaling approximately $350,000 related to the growth of the sales organization, higher audit and outside professional fees associated with Sarbanes-Oxley compliance of $150,000, and higher travel costs of $150,000, principally associated with the increase in the sales force as well as higher airfare and lodging costs.
Operating income was $4.3 million in the current year quarter, a decrease of 11.6% from the prior year quarter. This decrease is primarily attributable to the higher cost of purchased transportation.
Income tax expense was $1.6 million, 37% of income before taxes in the current year quarter compared to $1.7 million, 36% of income before taxes in the prior year.
Fourth Quarter Highlights
“We are pleased with our results this quarter given the numerous challenges we encountered,” said Dynamex Chairman and CEO, Rick McClelland. “Our top and bottom line results during the quarter were again somewhat negatively impacted by our efforts to help existing clients optimize routes. This activity took place during our third and fourth quarters and was largely driven by several of our larger clients that modified their distribution models. Our route optimization efforts led to reduced sales from certain route networks which impacted our growth rate somewhat and affected margins on these routes. While this has impacted our performance in the short-term, we believe these ongoing efficiency initiatives set us apart from our competitors and help us set the stage for expanded relationships with regional and national accounts because of our flexibility and the long term value that we provide.
“The abnormal and rapid rise in fuel prices also had a negative impact on our financial performance,” added McClelland. “Normally, fuel prices tend to rise on a gradual basis and therefore our fuel surcharge mechanisms for a number of customers are based on moving averages over an extended period. The spike in fuel costs during the past few months resulted in a scenario where our structure for fuel surcharges with certain customers failed to provide relief quickly enough. To resolve the issue on a short-term basis, we felt it was necessary to adjust the commissions to the affected drivers in order to maintain operating capacity and service quality. In order to prevent this from occurring in the future, we have negotiated shorter moving average periods or introduced other enhancements to surcharge language. The response from our customer base has been prompt and positive.
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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

“Our efforts to position the Company and capitalize on the large opportunity in the transportation and logistics marketplace continued during the quarter,” continued McClelland. “Over the last two quarters, we added several mid-level management positions and independent-contractor recruiters at the branch level. While this had the effect of pulling down margins during the quarter these positions were strategically necessary in that they will support the significant amount of new business added over the last few months and support a strong organic growth rate on a go forward basis.
“I am pleased with the results the people on our team achieved during fiscal 2005 and the way they responded to the challenges we faced this quarter,” concluded McClelland. In 2005 revenues increased by 11.5%, operating income increased by 18.8% and we achieved our goal of eliminating our bank debt. While the fourth quarter results were less profitable that we would have liked, we feel positive about the operating income levels we posted during the quarter. In this period we dealt with the sharply higher cost of fuel and strengthened our surcharge agreements. We continued to invest in our front line team. We expanded our operations in the southeast and we continued to absorb the additional costs related to public company compliance. As we move into fiscal 2006, the Company is much stronger both operationally and financially.”
Long-Term Debt
Total outstanding bank debt was zero as of July 31, 2005 compared to $3.8 million at April 30, 2005 and $10.0 million at July 31, 2004. The $10 million reduction since July 31, 2004 was funded from cash flow generated primarily from U.S. operations. The Canadian cash balance exceeded $10 million at July 31, 2005.
Margins
The gross margin was 26.8% of sales in the current year quarter compared to 28.6% in the prior year quarter. Purchased transportation increased to 65.1% of sales this year from 62.7% last year as a result of route optimization initiatives for certain customers, changes in customers’ distribution models, higher payouts to drivers to offset rapidly increasing fuel costs in order to maintain service levels, start-up operations in North Carolina and Florida, and to a lesser extent, changes in business mix. Because of the economic impact of rapidly rising fuel costs during the quarter, the Company suspended certain planned cost saving initiatives that were expected to strengthen the gross margin. We expect to pursue those initiatives once fuel prices stabilize. Other cost of sales, including approximately $250,000 for increased workers’ compensation claims in the current year quarter, were $6.8 million, 8.1% of sales this year compared to 8.8% in the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $4.9 million, a 9.1% decrease from the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release). EBITDA, as a percentage of sales, was 5.8%, down from 7.2% in the prior year primarily due to the lower gross profit margin.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the fourth quarter 2005 increased to $489,000 from $437,000 in the fourth quarter of 2004, due in large part to computer software billing and
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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

receivable systems placed in service late in the third quarter of the current year. As a percent of sales, D&A was 0.6%, the same as the prior year.
Interest Expense
Interest expense for the three months ended April 30, 2005 was $103,000, $35,000 below the prior year period.
Stock Repurchase Plan
The Company’s Board of Directors and management expect that Dynamex will continue to produce strong levels of cash flow, that capital expenditure requirements will remain at current levels and that the company will continue to vigorously pursue an organic growth strategy instead of growth by acquisition.
Having reached these conclusions, the Company’s Board of Directors and management have reviewed various options regarding the appropriate use of available cash and concluded that a stock repurchase is the best use of available cash at this time. As a result, the Company’s Board of Directors has approved a program to repurchase up to $10 million of Dynamex common shares from time to time.
Outlook
The following outlook for FY 2006 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth of between 9% and 11% for fiscal year 2006. We expect the exchange rate between the Canadian dollar and the U.S. dollar to average approximately $0.82 for the full year.
The gross profit margin is expected to be in the range of 27.4% to 28.0% of sales.
SG&A expenses are expected to range between 20.5% and 21.5% of sales.
The effective income tax rate is expected to be range from 39.0% and 40.0% of income before income taxes.
The Company expects FY 2006 net income to range from $1.05 to $1.15 per fully diluted share.
Although the Company generally does not provide a quarterly outlook, we are making an exception for the first quarter FY 2006 because we expect net income to be at or below the prior year quarter. We expect net income to range between $0.23 and $0.26 per fully diluted share for the first quarter of FY 2006, primarily due to changes in customer delivery requirements and the impact of rapidly rising fuel prices.
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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

Investor Call
The Company will host an investor conference call on Thursday, September 22, 2005 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call:
Company name — “Dynamex”. A telephone replay of the conference call will be available through September 29, 2005 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 164601.
The conference call will also be available on the Internet through CCBN’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
*     *     *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	July 31,	July 31,
	2005	2004
ASSETS
CURRENT
Cash and cash equivalents	$11,678	$7,927
Accounts receivable (net of allowance for doubtful accounts of $767 and $751, respectively)	31,703	27,355
Prepaid and other current assets	3,115	1,825
Deferred income tax	1,992	2,359

Total current assets	48,488	39,466

Property and equipment — net	5,597	4,731
Goodwill	46,088	45,271
Intangibles — net	463	475
Deferred income taxes	7,625	10,910
Other assets	1,214	1,219

Total assets	$109,475	$102,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES CURRENT
Accounts payable trade	$11,145	$5,910
Accrued liabilities	14,426	16,852
Current portion of long-term debt	—	—

Total current liabilities	25,571	22,762

Long-term debt	8	10,000

Total liabilities	25,579	32,762

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,612 and 11,435 outstanding, respectively	116	114
Additional paid-in capital	77,196	75,309
Accumulated earnings (deficit)	3,768	(7,417)

Unrealized foreign currency translation adjustment	2,816	1,304

TOTAL STOCKHOLDERS’ EQUITY	83,896	69,310

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$109,475	$102,072

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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

DYNAMEX INC. CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (in thousands except per share data) (Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2005	2004	2005	2004
Sales	$84,122	$74,392	$321,103	$287,856

Cost of sales:
Purchased transportation	54,719	46,621	206,316	180,509
Other	6,829	6,514	25,707	25,978

	61,548	53,135	232,023	206,487

Gross profit	22,574	21,257	89,080	81,369
Selling, general and administrative
Expenses:
Salaries, wages & employee benefits	11,938	11,101	47,606	44,632
Other	5,829	4,855	21,443	19,394

	17,767	15,956	69,049	64,026

Depreciation and amortization	489	437	1,648	1,890
(Gain) loss on disposal of property and equipment	—	(20)	(21)	(41)

Operating income	4,318	4,884	18,404	15,494
Interest expense	103	138	466	1,406
Other (income) expense	(76)	(50)	(226)	(182)

Income before taxes	4,291	4,796	18,164	14,270
Income tax expense	1,570	1,732	6,979	1,437

Net income	$2,721	$3,064	$11,185	$12,833

Basic earnings per common share:	$0.23	$0.27	$0.97	$1.13
Diluted earnings per common share:	$0.23	$0.26	$0.95	$1.11
Weighted average shares:
Common shares outstanding	11,599	11,396	11,544	11,314
Adjusted common shares — assuming exercise of stock options	11,855	11,642	11,804	11,532
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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Year ended
	July 31,		July 31,
	2005	2004	2005	2004
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.1%	62.7%	64.3%	62.7%
Other	8.1%	8.7%	8.0%	9.0%

	73.2%	71.4%	72.3%	71.7%

Gross profit	26.8%	28.6%	27.7%	28.3%

Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.2%	14.9%	14.8%	15.5%
Other	6.9%	6.5%	6.7%	6.7%

	21.1%	21.4%	21.5%	22.2%

Depreciation and amortization	0.6%	0.6%	0.5%	0.7%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	5.1%	6.6%	5.7%	5.4%
EBITDA Margin	5.8%	7.2%	6.3%	6.1%
EBITDA	$4,883	$5,371	$20,278	$17,566

Reconciliation of Non-GAAP Financial Measures:
Net income	$2,721	$3,064	$11,185	$12,833
Income tax expense	1,570	1,732	6,979	1,437
Interest expense	103	138	466	1,406
Depreciation and amortization	489	437	1,648	1,890

EBITDA	$4,883	$5,371	$20,278	$17,566

Sales by Service Type
On Demand	$31,693	37.7%	$29,570	39.8%	$124,206	38.6%	$117,622	40.8%
Scheduled/Distribution	26,512	31.5%	21,231	28.5%	97,464	30.4%	80,493	28.0%
Outsourcing	25,917	30.8%	23,591	31.7%	99,433	31.0%	89,741	31.2%

Total Sales	$84,122	100.0%	$74,392	100.0%	$321,103	100.0%	$287,856	100.0%

Sales by Country
United States	$56,049	66.6%	$50,670	68.1%	$213,718	66.6%	$192,881	67.0%
Canada	28,073	33.4%	23,722	31.9%	107,385	33.4%	94,975	33.0%

Total Sales	$84,122	100.0%	$74,392	100.0%	$321,103	100.0%	$287,856	100.0%

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Dynamex — Fourth Quarter Fiscal Year 2005
September 21, 2005

DYNAMEX INC. CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Year ended
	July 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$11,185	$12,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,648	1,890
Amortization of deferred bank financing fees	59	610
Provision for losses on accounts receivable	531	919
Deferred income taxes	3,651	(1,229)
Stock option compensation	459	318
Tax benefit realized from exercise of stock options	317	164
(Gain) loss on disposal of property and equipment	(21)	(41)
Changes in current operating assets and liabilities:
Accounts receivable	(4,879)	(2,165)
Prepaids and other assets	(928)	628
Accounts payable and accrued liabilities	2,812	1,393

Net cash provided by operating activities	14,834	15,320

INVESTING ACTIVITIES Purchase of property and equipment	(2,423)	(2,243)
Cash payment for acquisition	(100)	—
Proceeds from sale of property and equipment	28	12
Purchase of investments	(358)	—

Net cash used in investing activities	(2,853)	(2,231)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2)	(2,979)
Net borrowings under line of credit	(10,000)	(6,866)
Net proceeds from sale of common stock	1,113	765
Other assets and deferred offering costs	(2)	(752)

Net cash used in financing activities	(8,891)	(9,832)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	661	332

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,751	3,589
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,927	4,338

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,678	$7,927

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$506	$734

Cash paid for taxes	$2,872	$2,124

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